CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 CANDIE'S, INC.

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            Adopted in accordance with the provisions of Section 242
             of the General Corporation Law of the State of Delaware
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     THE UNDERSIGNED,  President of Candie's, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the first sentence of Article FOURTH as it now exists and inserting in lieu and instead thereof a new first sentence of Article FOURTH, reading as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue is eighty million (80,000,000) shares, of which seventy-five million (75,000,000) shares shall be common stock, of the par value of $.001 per share, and five million (5,000,000) shares shall be preferred stock, of the par value of $.01 per share."

     SECOND: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 24th day of June, 2002.

                                        /s/ Neil Cole
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                                        Name:   Neil Cole
                                        Title:  President